PROSPECTUS SUPPLEMENT (To Prospectus dated July 14, 2003)	Filed Pursuant to Rule No. 424(b)(3) REGISTRATION NO. 333-36490

1,000,000,000 Depositary Receipts
Utilities HOLDRS (SM) Trust

        This prospectus supplement supplements information contained in the prospectus dated July 14, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Utilities HOLDRS (SM) Trust.

        The share amounts specified in the table in the “Highlights of Utilities HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
American Electric Power Company, Inc.	AEP	14	NYSE
Centerpoint Energy, Inc.	CNP	13	NYSE
Consolidated Edison, Inc.	ED	9	NYSE
Dominion Resources, Inc.	D	11	NYSE
Duke Energy Corporation	DUK	30	NYSE
Dynegy, Inc.	DYN	12	NYSE
Edison International	EIX	15	NYSE
El Paso Corporation	EP	10	NYSE
Entergy Corporation	ETR	10	NYSE
Exelon Corporation (1)	EXC	30	NYSE
FirstEnergy Corporation	FE	10	NYSE
FPL Group, Inc.	FPL	8	NYSE
PG&E Corporation	PCG	17	NYSE
Progress Energy, Inc.	PGN	7	NYSE
Public Service Enterprise Group Incorporated	PEG	10	NYSE
Reliant Resources, Inc.	RRI	10.2518	NYSE
The Southern Company	SO	29	NYSE
Texas Genco Holdings, Inc.	TGN	0.65	NYSE
Texas Utilities Company	TXU	12	NYSE
The Williams Companies, Inc.	WMB	20	NYSE

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(1)	Exelon Corporation (NYSE:EXC) announced a 2-for-1 stock split on its common stock payable on May 5, 2004 to shareholders of record as of April 19, 2004. Effective May 11, 2004 the share amount of Exelon Corporation represented by a round lot of 100 Utilities HOLDRS was 30.

        The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is June 30, 2004.